NOTICE: THIS CONTRACT IS SUBJECT TO ARBITRATION PURSUANT

TO THE SOUTH CAROLINA UNIFORM ARBITRATION ACT

NONCOMPETITION,

SEVERANCE AND EMPLOYMENT AGREEMENT

Between

CAROLINA FIRST BANK and CHRISTOPHER T. HOLMES

This Noncompetition, Severance and Employment Agreement (this “Agreement”) is made and entered into as of this 8th day of May, 2006 by and between Christopher T. Holmes, an individual (“Executive”), and Carolina First Bank, a South Carolina corporation headquartered in Greenville, South Carolina (the “Company”) and wholly owned subsidiary of The South Financial Group, Inc. (“TSFG”).

W I T N E S S E T H

WHEREAS the Company’s Board of Directors (the “Board”) believes that Executive will be instrumental in the future success of the Company;

WHEREAS the Company and its subsidiaries desire to employ Executive as Executive Vice President of the Company and in such other capacities as Executive is currently employed as of the date hereof;

WHEREAS the terms hereof are consistent with the executive compensation objectives of the Company as established by the Board;

WHEREAS Executive is willing to accept the employment contemplated herein under the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.             Employment. Subject to the terms and conditions hereof, the Company hereby employs Executive and Executive hereby accepts such employment as the Executive Vice President of the Company having such duties and responsibilities as are set forth in Section 3 below.

2.             Definitions. For purposes of this Agreement, the following terms shall have the meanings specified below.

“Agreement” shall have the meaning set forth in the preamble.

“Agreement Payment” shall mean a Payment paid or payable pursuant to this Agreement.

“Annual Base Salary” shall have the meaning set forth in Section 6.1.

“Annual Bonus Amount” shall mean the average of the annual cash bonuses earned by Executive under any written short-term (i.e. one year) plan, including, without limitation, the Annual Incentive Bonus under Section 6.2, (regardless of whether a particular bonus has yet been paid or whether any portion thereof was deferred) as a result of employment by the Company and its affiliates over the three year period immediately preceding the date of termination. In calculating the Annual Bonus Amount: (1) if one of the year’s bonuses in the calculation period was based on a period of less than 12 full months, then such annual bonus amount shall be annualized; (2) if Executive was employed for less than three years and had not yet earned a bonus in year two and/or year three (as applicable) because Executive was not employed at December 31 of that year, then the Annual Bonus Amount shall be calculated based solely on the years in which Executive was employed at the end of the year; (3) if Executive shall not have been employed long enough to earn a cash bonus, then the Annual Bonus Amount will be deemed to be target.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean:

(i)            Except as set forth in clause (ii) of this definition: (a) fraud; (b) embezzlement; (c) conviction of Executive of any felony; (d) a material breach of, or the willful failure or refusal by Executive to perform and discharge, Executive’s duties, responsibilities and obligations under this Agreement; (e) any act of moral turpitude or willful misconduct by Executive intended to result in personal enrichment of Executive at the expense of the Company, or any of its affiliates or which has a material adverse impact on the business or reputation of the Company or any of its affiliates (such determination to be made by the Board in its reasonable judgment); (f) gross negligence or intentional misconduct resulting in material damage to the property, reputation or business of the Company; or (g) the ineligibility of Executive to perform Executive’s duties because of a ruling, directive or other action by any agency of the United States or any state of the United States having regulatory authority over the Company.

(ii)           During the one (1) year period following a Change in Control: (a) material criminal fraud, (b) gross negligence, (c) material dereliction of duties, (d) intentional material damage to the property or business of the Company, or (e) the commission of a material felony, in each case, as determined in the reasonable discretion of the Board, but only if (1) Executive has been provided with written notice of any assertion that there is a basis for termination for cause which notice shall specify in reasonable detail specific facts regarding any such assertion, (2) such written notice is provided to Executive a reasonable time before the Board meets to consider any possible termination for cause, (3) at or prior to the meeting of the Board to consider the matters described in the written notice, an opportunity is provided to Executive and Executive’s counsel to be heard before the Board with respect to the matters described in the written notice, (4) any resolution or other Board action held with respect to any deliberation regarding or decision to terminate Executive for cause is duly adopted by a vote of a majority of the entire Board of the Company (excluding for this purpose Executive, if a member of the Board) at a meeting of the Board called and held and (5) Executive is promptly provided with a copy of the resolution or other corporate action taken with respect to such termination. No act or failure to act by Executive shall be considered willful unless done or omitted to be done by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interests of the

Company. Notwithstanding anything to the contrary contained in this definition, clause (ii) of this definition (and not clause (i) of this definition) shall apply to Executive if a Change in Control occurs and Executive’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and it is reasonably demonstrated by Executive that such termination of employment (x) was at the request of a third party that has taken steps reasonably calculated to effect a Change in Control or (y) otherwise arose in connection with or anticipation of a Change in Control (“in anticipation of a Change in Control”).

“Change in Control” shall mean:

(i)            when any Person or Persons acting as “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act” and within the meaning of Section 409A of the Code and applicable regulations thereunder) acquires directly or indirectly, securities of TSFG representing an aggregate of more than 50% of the combined voting power of TSFG’s then outstanding voting securities other than an acquisition by:

(A)	any employee plan established by TSFG;

(B)	TSFG or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act);

(C)	an underwriter temporarily holding securities pursuant to an offering of such securities;

(D)	a corporation owned, directly or indirectly, by stockholders of TSFG in substantially the same proportions as their ownership of TSFG; or

(E)	except as provided in clause (iii) below, merger or consolidation of TSFG with any other corporation which is duly approved by the stockholders of TSFG; or

(ii)           when a majority of the board of directors of TSFG is replaced during any 12-month period and such new appointments are not approved by a majority of the members of the current board prior to the date of appointment or election; or

(iii)          The stockholders of TSFG approve a merger or consolidation of TSFG with any other corporation other than (A) a merger or consolidation that would result in the voting securities of TSFG outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of any Company, at least a majority of the combined voting power of the voting securities of TSFG or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or (B) a merger or consolidation effected to implement a recapitalization of TSFG (or similar transaction) in which no Person is or becomes the beneficial owner (as defined in clause (i) above), directly or indirectly, of securities of TSFG (not including in the securities beneficially owned by such Person any securities acquired directly from TSFG) representing a majority of the combined voting power of TSFG’s then outstanding voting securities; or (C) a plan of complete liquidation of TSFG or an agreement for the sale or disposition by TSFG of all or substantially all of TSFG’s assets.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute, rule or regulation of similar effect.

“Company” shall have the meaning set forth in the preamble.

“Compensation” shall mean the sum of (i) Executive’s Annual Base Salary (as defined in Section 6.1), and (ii) Executive’s Annual Bonus Amount.

“Competitor” shall have the meaning set forth in Section 9.

“Confidential Information” shall mean all business and other information relating to the business of the Company and its affiliates, including without limitation, technical or nontechnical data, programs, methods, techniques, processes, financial data, financial plans, product plans, and lists of actual or potential customers, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Such information and compilations of information shall be contractually subject to protection under this Agreement whether or not such information constitutes a trade secret and is separately protectable at law or in equity as a trade secret. Confidential Information shall not include any of the foregoing that does not constitute a trade secret under applicable law two years after any expiration or termination of this Agreement.

“Disability” or “Disabled” shall mean any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months which results in (i) Executive being unable to engage in any substantial gainful activity or (ii) Executive receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. In addition, Executive will be deemed disabled if determined to be totally disabled by the Social Security Administration, or if determined to be disabled in accordance with a disability insurance program provided the definition of disability applied under such disability insurance program complies with the requirements of the preceding sentence.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Executive” shall have the meaning set forth in the preamble.

“Involuntary Termination” shall mean the termination by Executive of Executive’s employment with the Company and all of its affiliates that are considered a single employer within the meaning of Section 414(b) and 414(c) of the Code within the one year period following a Change in Control which is due to (i) a material change of Executive’s responsibilities, or working conditions, or duties (including changes resulting from the assignment to Executive of any duties inconsistent with Executive’s positions, duties or responsibilities as in effect immediately prior to the Change in Control); or (ii) a change in the terms or status (including any rolling status) of this Agreement; or (iii) a forced relocation of Executive outside the Greenville, SC metropolitan area; or (v) a significant increase in Executive’s travel requirements.

“Noncompete Period” shall have the meaning set forth in Section 9.

“Other Benefits” shall mean (i) any unpaid base salary through the date of termination and (ii) amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or its affiliates (other than this Agreement) at or subsequent to the date of termination in accordance with the terms of such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Notwithstanding the foregoing, “Other Benefits” shall not include any severance pay or benefits under any severance plan, program or policy of the Company and its affiliates.

“Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of a Participant, whether paid or payable pursuant to this Agreement or otherwise

“Person” shall mean any individual, corporation, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

“Present Value” shall mean such value determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code.

“Reduced Amount” shall mean an amount expressed in Present Value that maximizes the aggregate Present Value of the Agreement Payments without causing any Payment to be nondeductible by the Company or an affiliate because of Section 280G of the Code.

“Term” shall have the meaning set forth in Section 4.

“Vesting Benefits” shall mean the following: (A) all rights of Executive pursuant to awards of share grants or options granted by the Company shall vest and shall be released from all conditions and restrictions, except for restrictions on transfer pursuant to the Securities Act of 1933, as amended; (B) subject to applicable legal limits to the contrary, including limits applicable to incentive stock options under the Code, Executive shall have the lesser of (i) two years from the date of such termination or (ii) until the end of the scheduled term of any such stock option to exercise any outstanding stock options; (C) Executive shall be credited with service with the Company for such remaining Term for the purposes of the benefit plans of the Company and its subsidiaries; (D) Executive shall be entitled to any benefits to which Executive is entitled under the Supplemental Executive Retirement Agreement in accordance with the terms thereof; (E) for two years after Executive’s date of termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue health and welfare benefits to Executive and/or Executive’s family at least equal to those that would have been provided to them in accordance with the plans, programs, practices and policies applicable to Executive if Executive’s employment had not been terminated or, if more favorable to Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliates and their families; provided, however, that, if Executive becomes reemployed with another employer and is eligible to receive such benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; and (F) if any provision of this definition cannot, in whole or in part, be implemented and carried out under the terms of the applicable compensation, benefit, or other plan or arrangement of the Company because Executive has ceased to be an actual employee of the Company, because Executive has insufficient or reduced credited service based upon Executive’s actual employment by the Company, because the plan or arrangement has been terminated or amended after the effective date of this Agreement, or because of any other reason, the Company itself shall pay to Executive an amount equal to the average cost per employee for similarly situated employees of such unavailable compensation, benefit, or other plan or arrangement of the Company (including without limitation, healthcare benefits).

3.             Duties. During the Term hereof, Executive shall have such duties and authority as are commensurate with Executive’s position as set forth in Section 1, including, without limitation, any such duties and authority as may be specified in the Company’s Bylaws. Executive shall report to the Chief Executive Officer of TSFG. Executive agrees that during the Term hereof, he will devote Executive’s full time, attention and energies to the diligent performance of Executive’s duties. Executive shall not, without the prior written consent of the Company, at any time during the Term hereof (i) accept employment with, or render services of a business, professional or commercial nature to, any Person other than the Company, (ii) engage in any venture or activity which the Company may in good faith consider to be competitive with or adverse to the business of the Company or of any affiliate of the Company, whether alone, as a partner, or as an officer, director, employee or shareholder or otherwise, except that the ownership of not more than 5% of the stock or other equity interest of any publicly traded corporation or other entity shall not be deemed a violation of this Section, or (iii) engage in any venture or activity which the Board may in good faith consider to interfere with Executive’s performance of Executive’s duties hereunder.

4.             Term. Unless earlier terminated as provided herein, Executive’s employment hereunder shall be for a term of a rolling three years commencing on the date hereof (the “Term”), such that this Agreement shall be deemed to extend each month for an additional month automatically without any action on behalf of either party hereto; provided, however, that either party may, by written notice to the other, cause this Agreement to cease to extend automatically and upon such notice, the “Term” of this Agreement shall be a fixed three year term following the date of such notice, and this Agreement shall terminate upon the expiration of such Term. Notwithstanding anything to the contrary herein, the Company may terminate this Agreement without further obligation hereunder if Executive has not relocated himself and his family to the Greenville, South Carolina metropolitan area (and in the event of such termination, this Agreement will become void to both parties) by September 1, 2006.

5.             Termination.  This Agreement may be terminated as follows:

5.1           The Company. The Company may terminate Executive’s employment hereunder at any time during the Term hereof, whether prior to or after a Change in Control (i) for Cause, (ii) if Executive becomes Disabled, (iii) upon Executive’s death, or (iv) without Cause.

5.1.1       If the Company terminates Executive’s employment under this Agreement pursuant to clause (i) of Section 5.1, the Company’s obligations hereunder shall cease as of the date of termination.

5.1.2       If the Company terminates Executive’s employment under this Agreement pursuant to clauses (ii) or (iii) of Section 5.1, the Company’s obligations hereunder shall cease as of the date of termination except that Executive or Executive’s estate will be entitled to receive (1) the Other Benefits and (2) an amount equal to the product of (x) Executive’s target annual cash bonus for the year in which the date of termination or death occurs and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination or death and the denominator of which is 365.

5.1.3        (a) If the Company terminates Executive’s employment pursuant to clause (iv) of Section 5.1 prior to a Change in Control, Executive shall be entitled to receive (1) the Other Benefits and (2) immediately in a lump sum in cash as severance upon such termination, a multiple of Executive’s Compensation equal to the number of years (including any partial years) remaining under the Term of this Agreement.

(b) If the Company terminates Executive’s employment pursuant to clause (iv) of Section 5.1 after a Change in Control, Executive shall be entitled to receive (1) the Other Benefits, (2) the Vesting Benefits and (3) immediately in a lump sum in cash as severance upon such termination, a multiple of Executive’s Compensation equal to the number of years (including any partial years) remaining under the Term of this Agreement.

5.2           By Executive. Executive shall have the right to terminate Executive’s employment during the Term (i) if the Company materially breaches this Agreement and such breach is not cured within 30 days after written notice of such breach is given by Executive to the Company, (ii) if there is an Involuntary Termination or (iii) for any other reason.

5.2.1        (a) If Executive terminates Executive’s employment pursuant to clause (iii) of Section 5.2 prior to a Change in Control, the Company’s obligations under this Agreement shall cease as of the date of such termination.

(b) If Executive terminates Executive’s employment pursuant to clause (iii) of Section 5.2, after a Change in Control, the Executive shall be entitled to receive (i) the Other Benefits and (ii) immediately in a lump sum in cash as severance upon such termination, one times Executive’s Compensation.

5.2.2        (a) If Executive terminates Executive’s employment hereunder pursuant to clause (i) of Section 5.2 during the two (2) year period following a Change in Control, or pursuant to clause (ii) of Section 5.2, Executive shall be entitled to receive (1) the Other Benefits, (2) the Vesting Benefits and (3) immediately in a lump sum in cash as severance upon such termination, the greater of two times Executive’s Compensation or a multiple of Executive’s Compensation equal to the number of years (including any partial years) remaining under the Term of this Agreement.

(b) If Executive terminates Executive’s employment pursuant to clause (i) of Section 5.2 other than under the circumstances described in the immediately preceding clause (a), Executive shall be entitled to receive (1) the Other Benefits, (2) the Vesting Benefits, and (3) immediately in a lump sum as severance upon such termination, a multiple of Executive’s Compensation equal to the number of years (including any partial years) remaining under the Term of this Agreement.

6.             Compensation. In consideration of Executive’s services and covenants hereunder, Company shall pay to Executive the compensation and benefits described below (which compensation shall be paid in accordance with the normal compensation practices of the Company, provided that Executive’s salary pursuant to Section 6.1 shall be payable not less frequently than monthly):

6.1           Annual Base Salary. During the Term hereof, the Company shall pay to Executive a base salary established by the Company which for the first year of the Term shall be $220,000.00 (the “Annual Base Salary”). Executive’s salary will be reviewed at the beginning of each of its fiscal years and, in the sole discretion of the Company, may be increased for such year (but not decreased). All references herein to Annual Base Salary shall refer to Executive’s base salary as so increased.

6.2           Annual Incentive Bonus. During Executive’s employment, the Executive shall participate in the Management Incentive Compensation Plan or any successor thereto on terms equal to similarly situated officers.

6.3           Long Term Incentive Plan. During Executive’s employment, the Executive shall participate in the Long Term Incentive Plan or any successor thereto on terms equal to similarly situated officers.

6.4           Supplemental Executive Benefit Plan. During Executive’s employment, Executive shall be entitled to participate in a Supplemental Executive Retirement Agreement.

6.5           Equity Compensation Awards. During Executive’s employment, the Company may grant Executive equity compensation awards based on the Company’s common stock as determined by the Company.

6.6           Miscellaneous Benefits. During Executive’s employment, Executive shall be entitled to participate in any other employee benefit plan, programs, policies or other arrangements generally provided by the Company to its comparable ranking executives for so long as the Company provides such benefits. The Company also agrees to provide Executive, during the Term hereof, with a $1.0 million term life insurance policy. During the Term, Executive shall also be entitled to participate in all other benefits accorded general Company employees.

7.             Excess Parachute Payments. It is the intention of the parties hereto that the severance payments and other compensation provided for herein are reasonable compensation for Executive’s services to the Company and shall not constitute “excess parachute payments” within the meaning of Section 280G of the Code and any regulations thereunder. In the event that the Company’s independent accountants acting as auditors on the date of a Change in Control for the Company determine that receipt by Executive of all Payments would subject Executive to tax under Section 4999 of the Code, then, notwithstanding any provision of this Agreement to the contrary, the Agreement Payments shall be reduced (but not below zero) to meet the definition of Reduced Amount.

8.             Confidentiality. Executive shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information relating to the Company or any of its affiliates, and their respective businesses, which shall have been obtained by Executive during Executive’s employment by the Company or any of its affiliates. After termination of Executive’s employment with the Company for any reason, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. Upon the termination or expiration of Executive’s employment hereunder, Executive agrees to deliver promptly to the Company all Company files, customer lists, management reports, memoranda, research, Company forms, financial data and reports and other documents supplied to or created by Executive in connection with Executive’s employment hereunder (including all copies of the foregoing) in Executive’s possession or control and all of the Company’s equipment and other materials in Executive’s possession or control.

9.             Noncompetition and Nonsolicitation Agreement. During the term hereof and for the two-year period following the date of termination of employment for any reason (the “Noncompete Period”), Executive shall not directly or indirectly enter into an employment relationship or a consulting arrangement (or other economically beneficial arrangement) with any other bank, thrift, lending or financial institution of any type (a “Competitor”) which would involve Executive working in, consulting with respect to, overseeing or otherwise servicing any market area or customers over which Executive had responsibility at the time of his termination or during the two years immediately prior to such termination. The obligations contained in this Section 9 shall not prohibit Executive from being an owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation. The obligations contained in this Section 9, however, shall not apply if Executive’s employment is terminated following a Change in Control.

9.1           During the Noncompete Period, Executive shall not directly or indirectly, either as an independent contractor, employee, consultant, agent, partner, joint venturer or otherwise through another person or entity, including but not limited to a Competitor, (i) solicit, induce or attempt to induce (or aid any person or entity in doing so) any employee of Company to leave the employ of Company or in any way interfere with the relationship between Company and any employee thereof, (ii) hire or engage any person who was an employee of Company or any subsidiary at any time during the six month period preceding Executive’s hiring or engagement of such employee, or (iii) solicit or induce or attempt to induce (or aid any person or entity in doing so) any customer, supplier, or other person or entity in a business relation with Company to cease doing business with Company, or in any way interfere with the relationship between any such customer, supplier, or person or entity in a business relation with the Company. For purposes of this Section 9.1, the phrase “customer, supplier or other person or entity in a business relation with Company” shall mean those persons or entities with whom the Company did business, had work in progress or delivered an offer to perform services during the 18-month period prior to the termination of the Executive.

9.2          If, at the time of enforcement of this Section 9, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law and that such revised restrictions may be enforced against Executive. Executive agrees that the restrictions contained in this Section 9 are reasonable and appropriate when considered in light of the nature and extent of the business of the Company.

9.3          In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 9, Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this Section 9, the Noncompete Period shall be tolled until such breach or violation has been duly cured.

9.4           The existence of any claim or cause of action of Executive against the Company, whether predicated in this Agreement or otherwise, shall not constitute a defense to the enforcement of Sections 8 or 9 by the Company.

9.5           The Noncompete Period shall be extended commensurately for any period of time during which the covenants set forth in this Section 9 are contested.

9.6          Enforceability of Confidentiality, Noncompetition and Nonsolicitation Provisions. The provisions of Sections 8 and 9, including all subparts thereof, shall be enforceable regardless of the reason for termination of Executive’s employment and without regard to whether the employment is terminated by Executive or the Company.  Executive expressly agrees that should Executive terminate the employment relationship on the grounds of a breach by the Company, as provided at Section 5.2(i) or an Involuntary Termination, as provided at Section 5.2(ii), such breach or Involuntary Termination shall not have any affect upon the enforceability of the provisions of Sections 8 and 9, including all subparts thereof, and Executive may not assert any such breach or Involuntary Termination as a defense to an action to enforce the provisions of Sections 8 and 9, including all subparts thereof.

10.             Assignment.

10.1         This Agreement is personal to Executive, and, without the prior written consent of the Company, shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

10.2         This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 10.3, without the prior written consent of Executive this Agreement shall not be assignable by the Company.

10.3         The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

11.           Notices. All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or seven days after mailing if mailed, first class, certified mail postage prepaid:

To the Company:	Carolina First Bank

104 South Main Street

Greenville, South Carolina 29601

Attn: Mary A. Jeffrey

To Executive:	At the most recent address for Executive on file at the Company.

Any party may change the address to which notices, requests, demands, and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

12.           Provisions Severable/Savings Clause. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect. With respect to any provision or covenant of Section 8 or 9 finally determined by a court of competent jurisdiction to be unenforceable, Executive, the Company and its affiliates hereby agree that such court shall have jurisdiction to reform such provision or covenant so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court’s determination. If any of the provisions or covenants of Section 8 or 9 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the rights of the Company or its affiliates, as applicable, to enforce any such provision or covenant in any other jurisdiction.

13.           Remedies.

13.1         Executive acknowledges that if he breaches or threatens to breach Executive’s covenants and agreements in this Agreement, such actions may cause irreparable harm and damage to the Company which could not be compensated in damages. Accordingly, if Executive breaches or threatens to breach this Agreement, the Company shall be entitled to injunctive relief, in addition to any other rights or remedies of the Company.

13.2         All claims, disputes and other matters in question between Executive and the Company arising out of or related to the interpretation of this Agreement or the breach of this Agreement, except as specifically governed by the foregoing provisions where there may be irreparable harm and damage to the Company which could not be compensated in damages, shall be decided by arbitration in accordance with the rules of the American Arbitration Association. This agreement to arbitrate shall be specifically enforceable under applicable law in any court having jurisdiction. The award rendered by the arbitrator shall be final and judgment may be entered upon it in accordance with the applicable law of any court having jurisdiction thereof.

14.           No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

15.           Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

16.           Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by other parties hereto.

17.           Governing Law. The validity and effect of this agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina without regard to principles of conflicts of laws.

18.           Withholding. The Company may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

19.          Compliance With Section 409A. Notwithstanding any other provision of this Agreement, to the extent applicable, this Agreement is intended to comply with Section 409A of the Code and the regulations (or similar guidance) thereunder. To the extent any provision of this Agreement is contrary to or fails to address the requirements of Section 409A of the Code, this Agreement shall be construed and administered as necessary to comply with such requirements.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EXECUTIVE

/s/ Christopher T. Holmes

CHRISTOPHER T. HOLMES

CAROLINA FIRST BANK

By:  /s/ Mary A. Jeffrey

Title:	Executive Vice President